CERTIFICATE OF INCORPORATION

OF

GOLDEN ROYAL DEVELOPMENT INC.

The undersigned, for purposes of incorporating and organizing a corporation under the General Corporation Law of the State of Delaware (“DGCL”), executes this Certificate of Incorporation and hereby certifies as follows:

FIRST: The name of the corporation shall be: Golden Royal Development Inc.

SECOND: Its registered agent and office in the State of Delaware shall be:

United Corporate Services, Inc.

874 Walker Road, Suite C

Dover, Delaware 19904

THIRD: The purpose or purposes of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The corporation is authorized to issue Five Hundred Five Million (505,000,000) shares of capital stock, consisting of Five Hundred Million (500,000,000) common shares, par value $.00001 per share, and Five Million (5,000,000) preferred shares, par value $.00001 per share. The board of directors is authorized, subject to limitations prescribed by law and the provisions hereof, to provide for the issuance from time to time of preferred stock in one or more series, and by filing a certificate pursuant to §151 of the DGCL, as amended and supplemented from time to time, to establish the number of shares to be included in each such series and to fix the voting powers, designations, preferences, rights, qualifications, limitations and restrictions of the shares of each such series not fixed hereby. The aforesaid authorization of the board shall include, but not be limited to, the power to provide for the issuance of shares of any series of preferred stock convertible, at the option of the holder or of the corporation or both, into shares of any other class or classes or of any series of the same or any other class or classes.

FIFTH: The incorporator is Robert Brantl, whose mailing address is Robert Brantl, 52 Mulligan Lane, Irvington, New York 10533.

SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the corporation is expressly authorized to adopt, amend or repeal the by-laws of the corporation, subject to the power of the stockholders of the corporation to amend or repeal any by-law whether adopted by them or otherwise.

SEVENTH: To the fullest extent permitted by the DGCL as it now exists or as it may hereafter be amended, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (a) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under §174 of the DGCL or (d) for any transaction from which the director derived any improper personal benefit. If the DGCL is amended, after approval by the stockholders of this Article SEVENTH, to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any amendment, repeal or modification of this Article SEVENTH or the adoption of any provision of this Certificate of Incorporation inconsistent with this Article SEVENTH by the stockholders of the corporation shall not apply to or adversely affect any right or protection of a director of the corporation occurring prior to the time of such amendment, repeal, modification or adoption.

EIGHTH: The corporation shall, to the fullest extent provided by §145 of the DGCL, as the same may be amended and supplemented, indemnify any and all persons whom it shall have the power to indemnify under said section, to the fullest extent permitted by applicable law, against any and all of the expenses, liabilities, or other matters referred to in or covered by said section. In addition, the corporation is authorized to provide indemnification of (and advancement of expenses to) agents of the corporation (and any other persons to which Delaware law permits the corporation to provide indemnification) through by-law provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by §145 of the DGCL, subject only to limits created by applicable law (statutory or non-statutory), with respect to actions for breach of duty to the corporation, its stockholders and others.

Any amendment, repeal or modification of the foregoing provision of this Article EIGHTH shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of the corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal, modification or adoption.

IN WITNESS WHEREOF, the undersigned incorporator has executed, signed and acknowledged this certificate of incorporation on this 30th day of November, 2016.

/s/ Robert Brantl
Robert Brantl, Incorporator